Exhibit 10.1

FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT

This FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT dated as of March 14, 2018 (this “Agreement”), is entered into by and among HYSTER-YALE GROUP, INC., a Delaware corporation (the “Borrower”), HYSTER-YALE MATERIALS HANDLING, INC., a Delaware corporation (“Holdings”), the Guarantors (as identified on the signature pages hereto, and together with the Borrower and Holdings, the “Loan Parties”), the Lenders (as defined below), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”).

Statement of Purpose

WHEREAS, Holdings, the Borrower, the Administrative Agent and certain banks and other financial institutions (the “Existing Lenders”) are parties to that certain Term Loan Credit Agreement dated as of May 30, 2017 (as amended hereby and as from time to time further amended, restated, amended and restated or otherwise modified, the “Credit Agreement” and the Credit Agreement prior to giving effect to this Agreement being referred to as the “Existing Credit Agreement”) pursuant to which the Existing Lenders have made available to the Borrower a term loan facility;

WHEREAS, the Loan Parties have requested that the Existing Lenders and certain other banks, financial institutions and institutional lenders (each a “Replacement Lender” and together with the Existing Lenders consenting to this Agreement, the “Lenders”, and any Existing Lender declining to consent to this Agreement (each of which shall constitute a Non-Consenting Lender under the Existing Credit Agreement), a “Departing Lender”) agree to amend certain provisions of the Existing Credit Agreement and consent to the ABL Second Amendment (as defined below), as more particularly set forth below, and the Lenders are willing to effect such amendments and such consent, as provided in, and on the terms and conditions contained in, this Agreement;

WHEREAS, the Departing Lenders identified on Schedule I hereto as such, if any, shall be deemed to have assigned their Loans under the Credit Agreement pursuant to the terms hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement.

2.Amendments to Credit Agreement. Subject to the terms and conditions hereof and in accordance with Section 11.01 of the Credit Agreement:

(a)    Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order within Section 1.01:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“First Amendment” means the First Amendment to Term Loan Credit Agreement, dated as of the First Amendment Effective Date, among the Loan Parties, the Administrative Agent and the Lenders party thereto.
“First Amendment Effective Date” means March 14, 2018.
“Power Tap” means the assets constituting the “Power Tap” division of Nuvera Fuel Cells, LLC.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Specified Disposition” means any sale or other Disposition after the First Amendment Effective Date of (a) any assets constituting all or any portion of Power Tap (including for non-cash consideration) or (b) any other non-core assets (including for non-cash consideration) with an aggregate book value (during the term of this Agreement) not to exceed $10,000,000.
(b)    The definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following in lieu thereof:

“Applicable Rate” means, at any time from and after the First Amendment Effective Date, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans.

(c)    The definition of “Customary Permitted Liens” in Section 1.01 of the Existing Credit Agreement is hereby amended by (i) replacing the “and” before clause (j) of such definition with a comma and (ii) adding the following to such definition immediately after such clause (j):

“and (k) Liens on assets being sold or otherwise Disposed of in a transaction permitted by this Agreement prior to the consummation of such sale or other Disposition for the benefit of the purchaser of such assets and consisting of the agreement by the owner thereof to sell or otherwise Dispose of such assets to such purchaser.”

(d)    The definition of “ERISA” in Section 1.01 of the Existing Credit Agreement is hereby amended by adding “, and the rules and regulations promulgated thereunder” at the end of such definition.

(e)    Section 2.03(b)(ii) of the Existing Credit Agreement is hereby amended by replacing the second parenthetical in such section with the following in lieu thereof:

“(other than (A) any Disposition of any property permitted by any of Sections 7.05(a) through (d), (B) any Specified Disposition and (C) so long as the ABL Credit Agreement is in effect, any Disposition of ABL Priority Collateral, the proceeds of which are used to prepay the ABL Facility or cash collateralize undrawn letters of credit thereunder)”

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(f)    Section 2.03(c) of the Existing Credit Agreement is hereby amended by replacing the words “Closing Date” in such section with “First Amendment Effective Date” in lieu thereof.

(g)    Section 2.08(b) of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with “[Reserved.]” in lieu thereof.

(h)    The Existing Credit Agreement is hereby amended by adding the following new Section 5.28 thereto:

5.28    Plan Assets. The Borrower represents and warrants as of the First Amendment Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans.

(i)    Section 7.03(k) of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following in lieu thereof:

(k)    Investments (i) in Equity Interests received as consideration in a sale or other Disposition of property pursuant to Section 7.05, subject to the limitation on the amount of non-cash consideration that may be received in connection with such sale as set forth therein and (ii) consisting of seller notes, Equity Interests or other similar Investments received as non-cash consideration in a Specified Disposition permitted by Section 7.05(k); and

(j)    Section 7.05(k) of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following in lieu thereof:

(k)    Dispositions by Holdings and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) in any period of four consecutive fiscal quarters shall not exceed the greater of (x) $75,000,000 and (y) 5% of Consolidated Total Assets (in each case, measured as of the last day of the fiscal quarter end preceding the fiscal quarter in which such Disposition is to occur), and (iii) not less than 75% of the consideration paid by the buyer in connection with the Disposition of such asset shall be paid to Holdings or such Restricted Subsidiary in cash or Cash Equivalents; provided that this clause (iii) shall not apply to any Specified Disposition.

(k)    The Existing Credit Agreement is hereby amended by adding the following new Section 9.12 thereto:

9.12    Lender ERISA Representation.
(a)    Each Lender (x) represents and warrants, as of the First Amendment Effective Date (with such Lender’s execution of the First Amendment on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the First Amendment Effective Date or, if later, the date such Person becomes a Lender party hereto to

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the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the First Amendment Effective Date (with such Lender’s execution of the First Amendment on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the First Amendment Effective Date or, if later, the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

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(i)    none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.
(c)    The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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3.Consent to ABL Credit Agreement Amendment. Subject to the terms and conditions hereof and in accordance with Section 11.01 of the Credit Agreement and the terms of the Intercreditor Agreement, the Lenders party hereto, to the extent required, hereby consent to the entering into of that certain Second Amendment to Amended and Restated Loan, Security and Guaranty Agreement dated as of the date hereof with respect to the ABL Credit Agreement (the “ABL Second Amendment”).

4.Representations and Warranties. By its execution hereof, each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)No Default or Event of Default exists as of the date hereof or would result from, or after giving effect to, the amendments and the consent contemplated hereby.

(b)The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and (ii) the representations and warranties contained in Sections 5.05(a), (b) and (c) of the Credit Agreement are deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, as applicable).

(c)The execution, delivery and performance by such Loan Party of this Agreement have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of any of such Loan Party’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (A) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any Law.

(d)This Agreement has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar law affecting the enforcement of creditor’s rights generally.

5.Conditions to Effectiveness. This Agreement shall become effective upon the date on which all of the following conditions precedent have been satisfied (or otherwise waived in accordance with Section 11.01 of the Existing Credit Agreement) (the “Effective Date”):

(d)    Counterparts. Receipt by the Administrative Agent of executed original counterparts (or telecopies followed promptly by originals) of this Agreement, which shall be in form and substance satisfactory to the Administrative Agent, properly executed by (A) a Responsible Officer of each Loan Party and (B) each Lender (including any Replacement Lender).
(e)    Responsible Officer’s Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Officer of Holdings and the Borrower stating that (i) each of the representations and warranties set forth in Paragraph 4 above is true and correct in all respects, and

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(ii) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to this Agreement.
(f)    Interest. On the Effective Date, the Borrower shall pay to the Existing Lenders all accrued and unpaid interest on the Loans through and including the Effective Date; provided that with respect to any Existing Lender that continues as a Lender after the Effective Date, such amount may be accrued (at the Applicable Rate in effect prior to the Effective Date) and paid on the next succeeding date for the payment of interest under the Credit Agreement after the Effective Date.
(g)    Principal of Departing Lenders. The Departing Lenders shall have received payment of all principal on the Loans owing to such Departing Lenders in connection with the assignments provided in Section 6 below.
(h)    Fees. The Borrower shall have paid all fees required to be paid to the Administrative Agent and/or the Arranger (or any of their affiliates) on or prior to the Effective Date (including pursuant to any engagement letter with respect to this Agreement).
(i)    Expenses. Unless waived by the Administrative Agent, all reasonable and documented out-of-pocket expenses required to be paid on or prior to the Effective Date (to the extent invoiced at least two Business Days (or such shorter time as the Borrower may agree) prior to the Effective Date (provided that any such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
6.Departing Lenders. In connection with this Agreement, (a) each Existing Lender that declines to consent to this Agreement (and thus constitutes a Non-Consenting Lender under the Existing Credit Agreement and a Departing Lender hereunder) shall be deemed, subject to the conditions set forth in Section 5 (including the receipt, on or prior to the Effective Date, of its principal of, and accrued but unpaid interest on, its Loans for the period through and including the Effective Date), to have assigned its Loans, which such assignment shall be deemed to be made among such Departing Lender and the applicable assignee Lenders with the same force and effect as if such assignments were evidenced by applicable Assignment and Assumptions under the Existing Credit Agreement or otherwise and (b) each Lender and Departing Lender agrees to any adjustments to be made to the Register to effectuate such assignments. Notwithstanding anything to the contrary in Section 11.06 or Section 11.13 of the Credit Agreement or this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Effective Date, the applicable Lenders and Departing Lenders shall make full cash settlement with each other either directly or through the Administrative Agent, and the Administrative Agent may make such adjustments between and among the Departing Lenders and the applicable Lenders as are reasonably necessary with respect to all such assignments. In connection with each assignment under this Paragraph 6, the Borrower agrees to pay, upon demand of any Departing Lender, any additional amounts required pursuant to Section 3.05 of the Credit Agreement as if such assignment constituted a prepayment of the Loans of any Departing Lender.

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7.Effect of this Agreement. Each Loan Party agrees that, except as expressly provided herein, (a) the Credit Agreement and each other Loan Document shall remain unmodified and in full force and effect, and (b) this Agreement shall not be deemed to (i) be a waiver of, consent to, a modification of or amendment to any other term or condition of the Credit Agreement or any other Loan Document or any other agreement by and among any of the Loan Parties, on the one hand, and the Administrative Agent or any Lender, on the other hand, (ii) prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, or (iii) be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or any other Loan Document or any rights or remedies arising in favor of the Administrative Agent or the Lenders under or with respect to any such documents. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and in any other Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby. This Agreement shall be deemed incorporated into, and a part of, the Credit Agreement, and shall constitute a “Loan Document” under and as defined in the Credit Agreement.
8.Reaffirmation. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) confirms and reaffirms all of its obligations under the Loan Documents, including (with respect to each Guarantor) its Guarantee under the Guaranty, (c) confirms and reaffirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (d) agrees that this Agreement and all documents executed in connection herewith (i) do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents and (ii) in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.
9.Departing Lenders. Upon the occurrence of the Effective Date, (a) each Departing Lender shall cease to be a Lender under the Credit Agreement and (b) each Departing Lender shall have no further rights or obligations as a Lender under the Credit Agreement, except to the extent of rights and obligations that expressly survive a Lender’s assignment of its commitments pursuant to Section 11.06 of the Credit Agreement. The failure of any Departing Lender to execute this Agreement will not impact its status as a Departing Lender, and its removal as a Non-Consenting Lender will be effectuated without the execution of an Assignment and Assumption Agreement (or this Agreement in lieu thereof) pursuant to (and in accordance with the terms of) Section 11.13 of the Existing Credit Agreement.
10.Miscellaneous.
(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(b)    THIS AGREEMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 11.14 AND 11.15 OF THE CREDIT AGREEMENT, AS APPLICABLE, RELATING TO GOVERNING LAW, VENUE AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

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(c)    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement may not be amended except in accordance with the provisions of Section 11.01 of the Credit Agreement.
(d)    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(e)    The Borrower agrees to pay in accordance with Section 11.04 of the Credit Agreement all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery, and administration of this Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HYSTER-YALE GROUP, INC.

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Senior Vice President, General Counsel and Secretary

HYSTER-YALE MATERIALS HANDLING, INC.

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Senior Vice President, General Counsel and Secretary

HYSTER OVERSEAS CAPITAL CORPORATION, LLC

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Secretary

NUVERA FUEL CELLS, LLC

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Secretary

BOLZONI HOLDINGS LLC

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Secretary

Hyster-Yale
First Amendment to Term Loan Credit Agreement (March 2018)
Signature Pages
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BANK OF AMERICA, N.A., as
the Administrative Agent
By: /s/ Gerund N. Diamond
Name:    Gerund N. Diamond
Title:    Vice President

Hyster-Yale
First Amendment to Term Loan Credit Agreement (March 2018)
Signature Pages
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